UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Corning Natural Gas Corporation

(Name of Registrant as Specified In Its Charter)

Richard M. Osborne Trust

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
In Opposition to the Proposed Agreement and Plan of Merger
between Corning Natural Gas Corporation
and C&T Enterprises, Inc.
Solicited by the Richard M. Osborne Trust
Special Meeting of Stockholders
Scheduled for September 28, 2006
     I, Richard M. Osborne, am the sole trustee of the Richard M. Osborne Trust. I am providing you with this proxy statement in connection with my solicitation of proxies to be used at the Special Meeting of Stockholders of Corning Natural Gas Corporation to be held on September 28, 2006, and at any adjournments or postponements of the special meeting. The special meeting will be held at 10:30 a.m. local time, at Corning’s principal executive offices located at 330 W. William Street, Corning, New York 14830.
     I intend to send this proxy statement and the accompanying blue proxy card to Corning’s stockholders on or shortly after September [___], 2006.
Why I Am Soliciting Your Proxy
     I am urgently soliciting your proxy to vote AGAINST the proposed Agreement and Plan of Merger, dated as of May 11, 2006, by and among C&T Enterprises, Inc. (“C&T”), C&T Acquisition, Inc. and Corning (as amended, the “Merger Agreement”) pursuant to which Corning would become a wholly-owned subsidiary of C&T (the “Merger”).
     At the special meeting, Corning is asking stockholders to consider and vote upon (i) a proposal to approve the Merger Agreement, (ii) a proposal to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger, and (iii) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. I oppose the Merger and the Merger Agreement because I believe that:
•	the consideration to be paid to stockholders in the proposed Merger is inadequate
•	Corning’s current financial condition has been caused by mismanagement culminating in the New York Public Service Commission labeling current management’s performance “unacceptable”
•	the “unacceptable” performance by current management has contributed to Corning’s elimination of your dividend
•	the current management of Corning should not be rewarded with substantial “golden parachute” payments and pension benefits in light of their poor performance, and

•	the “golden parachute” payments and pension benefits that current management is receiving in connection with the Merger are disproportionate to the consideration to be paid to the stockholders of Corning.
     I do not believe that our investment in Corning would be maximized by Corning merging with C&T. I believe in Corning’s future and its ability to maximize stockholder value, but not without some changes, including a change of guard in current management. The first step in securing Corning’s future is to reject the Merger and the Merger Agreement. I oppose the Merger and urge you to defeat the Merger by voting AGAINST the Merger and the Merger Agreement at the special meeting of stockholders.
     I am a stockholder, just like you. To date, I have invested more than $1.2 million in Corning. As a significant stockholder, I desire to improve the business and financial performance of Corning. I am not a Corning insider, and therefore do not receive any salary or special payments from Corning. Accordingly, my interests as an investor are aligned with the interests of other stockholders who are not insiders of Corning. In the following sections, I describe in further detail my reasons for opposing the Merger and the Merger Agreement.
The Merger consideration is inadequate
     I am certainly pleased that my recent statements opposing the Merger made in publicly filed documents with the Securities and Exchange Commission have captured the attention of Corning’s management. Corning has recently revised the Merger Agreement and now expects that you will receive $16.50 in cash for each share of Corning common stock that you own. Nevertheless, I do not believe that Corning’s recent attempt to increase the amount per share that you will receive pursuant to the Merger is adequate.
     With current management at the helm, Corning has experienced its worst financial performance in recent years. Corning has been unable to pay for the supply of gas to its customers and make necessary repairs to its gas distribution system, including replacing old pipe and minimizing leaks. Corning’s management acknowledged in its proxy statement that it has not been able to maximize stockholder value. Because of management’s failure, Corning has been for sale at a distressed price for over two and a half years since December 2003. As a result, the consideration offered by C&T in the Merger is too low.
     I believe that given Corning’s prolonged period of poor performance, this is not the right time to sell the company. Instead, I believe this is the time to rebuild and recapitalize Corning with the goal of restoring value for all stockholders. The Merger transfers Corning’s value to C&T, which I do not believe is fair to, or in the best interests of, the stockholders of Corning.
Corning’s current financial condition has been caused by mismanagement culminating in the New York Public Service Commission labeling current management’s performance “unacceptable”
     The New York Public Service Commission announced in its order approving the Merger that “given Corning’s past unacceptable performance, we would not be approving this stock acquisition/merger if the current primary officers were to remain in control of the operation of the utility.” I agree with the New York Public Service Commission that management’s performance has been unacceptable and intend to vote against selling the company at a distressed price caused by the recent mismanagement of Corning. I urge you to take action relating to management’s unacceptable performance and to vote AGAINST the Merger.
The “unacceptable” performance by current management has contributed to Corning’s elimination of your dividend
     Corning has not declared or paid a dividend since February 2002. The “unacceptable” performance by current management has contributed to Corning’s present prohibition from declaring and paying dividends, in part, because of restrictions imposed by the New York Public Service Commission.
Current management should not be rewarded with substantial “golden parachute” payments, pension and other benefits given their poor performance
     Thomas K. Barry, Corning’s President, Chief Executive Officer and Chairman of the Board, and Kenneth J. Robinson, the company’s Executive Vice President and member of the board, stand to receive substantial payments as a result of the Merger. For example, Corning has publicly disclosed that, as a result of the Merger, Mr. Barry and Mr. Robinson are entitled to receive $766,639 and $531,570, respectively, under their employment and change in control agreements, and that life insurance policies will be transferred to Mr. Barry and Mr. Robinson that have cash surrender values of $235,518 and $151,059, respectively.
     Further, Corning, in the hands of C&T, would continue to pay Mr. Barry and Mr. Robinson – but not you – after the Merger. Mr. Barry and Mr. Robinson are entitled to receive annual pension benefits of $76,860 and $56,238, respectively, upon their retirement after the Merger. Assuming payments for 15 years, I calculate Mr. Barry and Mr. Robinson’s pension benefits have a present value of $777,699 and $681,514, respectively.
     I acknowledge that Mr. Barry and Mr. Robinson have “agreed” to certain concessions in their severance packages, reducing their severance benefits by $175,740 collectively. However, Corning failed to mention in its proxy materials that under the terms of the amended agreements memorializing the severance reduction, Mr. Barry and Mr. Robison are not obligated to accept the severance reduction and may elect not to proceed with the amended agreements, in their sole discretion. There is really no way to know if Mr. Barry and Mr. Robinson will ultimately agree to forgo any of their golden parachutes. In addition, if Corning is unable to find a buyer for the $636,747 appliance company notes, Mr. Barry and Mr. Robinson have agreed to purchase them, but at a 10% discount, resulting in a transfer of $63,675 in value from Corning to Mr. Barry and Mr. Robinson. These hardly seem like adequate concessions on the part of the officers who put the company in the condition it finds itself today.
The “golden parachute” payments and pension benefits are disproportionate to the consideration that you, as stockholders, are entitled to receive

     The total value of Mr. Barry’s severance package is almost $1.8 million, including the present value of his pension. Mr. Robinson is close behind with nearly $1.4 million. Their combined severance packages exceed $3.0 million, compared to the $8.4 million the stockholders will receive for the entire company. These two officers will receive benefits with a value of nearly 36% of the amount to be paid to all Corning stockholders. I don’t believe that is fair to, or in the best interest of, Corning’s stockholders.
     For the reasons discussed above, I believe that the Merger does not represent the best means for stockholders to maximize the value of their shares. I believe that the board of directors of Corning should remove the members of management who have contributed to Corning’s financial woes and replace them with individuals committed to rebuilding Corning so stockholders may participate in the upside of a well-managed company.
     By voting AGAINST the Merger and the Merger Agreement, you will send a message that the Merger consideration is too low and that you want management who will represent your interests and maximize your investment.
     I urge you to demonstrate your opposition to the Merger and the Merger Agreement by signing, dating and returning the enclosed blue proxy card voting AGAINST the Merger and the Merger Agreement as soon as possible. Don’t delay – the special meeting is set for September 28, 2006.
Voting and Quorum at the Special Meeting
     You may vote in person or by proxy at the special meeting. If you give me your proxy, you may revoke it at any time by providing written notice of your revocation to Corning, filing a duly executed proxy card bearing a later date, or by coming to the special meeting and voting in person. The presence, either in person or by proxy, of the holders of a majority of outstanding shares of common stock of Corning is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted toward the determination of a quorum. With respect to the matters to be voted on at the special meeting, abstentions and broker non-votes will neither count for nor against the Merger, but will have the effect of a vote AGAINST the Merger.
Who Can Vote at the Special Meeting
     Corning has set August 14, 2006 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. According to Corning’s most recent filing with the Securities and Exchange Commission, as of August 14, 2006, there were a total of 506,918 shares of Corning’s common stock outstanding and entitled to vote at the special meeting. Each share is entitled to one vote on all matters submitted to a vote of the stockholders at the special meeting.
     As of the date of this proxy statement, I have the right to vote 92,732 shares of Corning constituting 18.3% of the total votes eligible to be cast at the special meeting. For more information, see “The Trust and Mr. Osborne.”

Blocking the Merger
     The affirmative vote of at least two-thirds of the outstanding shares of common stock of Corning is needed to approve the Merger. Abstentions and broker non-votes have the effect of a vote AGAINST the Merger. Therefore, if there are a combination of 168,973 votes against the Merger, abstentions and broker non-votes, the Merger proposal will fail to pass. I own 92,732 shares of common stock, or approximately 18.3% of the total shares of common stock eligible to be voted at the special meeting.
Voting by Proxy
     I will vote the accompanying blue proxy card in accordance with your instructions. If you sign and date my blue proxy card without indicating how you want to vote, your proxy will be voted AGAINST the Merger. If any other matters are presented at the special meeting, my proxies will vote your shares of common stock in accordance with their best judgment. I am not aware of any other matters that will be acted upon at the special meeting.
Dissenting Stockholders’ Rights
     The following is a brief summary of your dissenting stockholder’s rights and is not meant to be a full statement of the law. This summary is qualified in its entirety by reference to the full text of Sections 623 and 910 of New York Business Corporation Law (“NYBCL”), which is attached as Appendix C to Corning management’s proxy statement.
     Any Corning stockholder who objects to the Merger will have the right to dissent from the Merger and demand payment of the “fair value” of his or her shares of Corning’s common stock, as determined in accordance with Sections 623 and 910 of NYBCL. This value may be more or less than the price per share payable in the Merger. In order to perfect these rights, a dissenting stockholder must file a written notice of election to dissent before the scheduled vote on the Merger and must otherwise comply with the procedures set forth in Section 623 of NYBCL. Any failure by a dissenting stockholder to comply with the procedures contained in NYBCL Section 623 will result in an irrevocable loss of his or her dissenter’s rights. Any Corning stockholder who wishes to exercise dissenter’s rights is encouraged to seek advice from his or her legal counsel. For a more complete summary of your dissenting stockholder’s rights, please see pages 40 through 42 of Corning management’s proxy statement.
Certain Information Regarding the Merger
     The discussion of the Merger Agreement contained in this proxy statement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement which is attached as Appendix A to Corning’s proxy statement.

Your Vote is Important
     Your vote is important. No matter how many or how few shares of common stock of Corning you own, please vote AGAINST the Merger by signing, dating and mailing the enclosed blue proxy card today in the provided envelope so that I will receive it prior to the special meeting. Remember, to defeat the Merger, we only need 168,973 shares to abstain or vote against it. Do not return the proxy card sent to you by Corning.
     If you have already returned a proxy card that was not voted AGAINST the Merger before receiving my proxy statement, you have every right to change your vote by signing, dating and returning the enclosed blue proxy card. Only your latest dated properly executed proxy will count at the special meeting. Make certain that your most recent proxy is my blue proxy.
     If your shares of common stock are held for you by a bank or brokerage firm, your broker cannot vote your shares of common stock unless he or she receives your specific instructions. Please return your proxy in the envelope provided or call your bank or broker and instruct your representative to vote AGAINST the Merger on the blue proxy card.
     If you have any questions about how to vote your shares of common stock or in changing your vote, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854. If you are a registered stockholder, you may also fax both sides of your signed proxy card to D.F. King at 212-809-8839.
     Time is short. Please return your blue proxy card today!
The Trust and Mr. Osborne
     Mr. Osborne intends to vote AGAINST the Merger because Mr. Osborne believes it is not in the best interest of Corning’s stockholders.
     The Trust was established by Mr. Osborne for estate planning purposes. Mr. Osborne’s principal occupation is President and Chairman of the Board of OsAir, Inc., a property developer and manufacturer of industrial gases for pipeline delivery. OsAir is located at 8500 Station Street, Suite 113, Mentor, Ohio 44060. Mr. Osborne is also Chairman of the Board and Chief Executive Officer of John D. Oil and Gas Company, an oil and gas exploration company. John D. Oil and Gas Company is located at 8500 Station Street, Suite 100, Mentor, Ohio 44060. Mr. Osborne is also the Chairman of the Board of Directors of Energy West Incorporated, a publicly-held public utility company, located at 1 First Avenue South, Great Falls, Montana 59401. The address of the Trust and the business address of Mr. Osborne is 8500 Station Street, Suite 113, Mentor, Ohio 44060.
     On the date of this proxy statement, the Trust is the beneficial owner of 92,632 shares of Corning’s common stock and the record holder of 100 shares of Corning’s common stock, for a total of 92,732 shares of common stock representing approximately 18.3% of the 506,918 shares of common stock outstanding according to Corning’s most recently available filing with the Securities and Exchange Commission. As sole trustee of the Trust, Mr. Osborne has sole power to vote, or to direct the voting of, and sole power to dispose or to direct the disposition of, the shares of common stock owned by the Trust. Mr. Osborne does not own any of Corning’s common stock individually.
     Under Rule 13d-3 promulgated by the Securities and Exchange Commission, a “beneficial owner of a security includes any person, who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(1)	Voting power which includes the power to vote, or to direct the voting of, such security, and/or
(2)	Investment power which includes the power to dispose, or to direct the disposition of, such security.”
     The shares of common stock acquired by the Trust were acquired for the aggregate purchase price of approximately $1,205,991 (excluding commissions) with working capital of the Trust.
     The table below sets forth all shares of Corning’s common stock purchased by the Trust within the past two years and the dates the purchases were made. The Trust did not sell any common stock within the last two years.

Date	Number of Shares

2/24/06	500
2/23/06	1,200
2/17/06	1,041
2/15/06	900
5/18/06	600
5/19/06	400
5/25/06	600
6/13/06	400
6/25/06	10
6/29/06	1,890
6/30/06	100
7/07/06	900
7/20/06	200
7/24/06	49,642
8/01/06	200
8/07/06	1,800
8/08/06	1,500
8/14/06	4,399
8/14/06	900
8/14/06	500
8/14/06	200

     In a letter to Corning dated December 6, 2005, Mr. Osborne offered to purchase all of the outstanding shares of common stock of Corning for $15.00 a share in cash. Mr. Osborne and his representatives met with Corning’s management and representatives to discuss the offer and Corning’s business plan. Mr. Osborne’s offer was not accepted by Corning, expired pursuant to its terms and was withdrawn by Mr. Osborne. On July 28, 2006, Mr. Osborne requested a stockholder list for the purpose of communicating with other stockholders regarding the affairs of Corning. Mr. Osborne sent an additional request for the stockholder’s list on August 8, 2006. After several days of discussions between the attorneys for Mr. Osborne and Corning and Corning’s initial refusal to provide a list of stockholders to Mr. Osborne, Corning delivered a list of stockholders to Mr. Osborne on August 18, 2006.
Additional Information
     I have omitted from this proxy statement certain disclosure required by applicable law that is already included in Corning management’s proxy statement. This disclosure includes, among other things, detailed information relating to the background, reasons for, terms and consequences of the Merger, including risk factors, financial and pro forma information, tax consequences, accounting treatment, description of business conducted by Corning and C&T, description and share price information of the common stock of Corning, interest of officers and directors of Corning in the Merger and my offer to purchase shares of Corning made in December 2005. Corning management’s proxy statement also includes disclosure on deadlines and procedures for submitting proposals at Corning’s next annual meeting of stockholders under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and disclosure regarding persons who beneficially own more than 5% of the outstanding shares of common stock of Corning and the ownership of the shares of common stock by the Corning’s management of Corning. You should refer to Corning management’s proxy statement in order to review this disclosure.
     I may solicit proxies by mail, advertisement, e-mail, fax, telephone or in person. I have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist in the solicitation of proxies. I have agreed to pay D.F. King a fee of up to $20,000 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 20 people will be used by D.F. King in its solicitation effort.
     My total expenditures to date for this solicitation have been less than $[___], and I expect to spend approximately $[___] in total. The entire expense of preparing, assembling, printing and mailing this proxy statement and related materials and the cost of soliciting proxies to vote in opposition to the Merger will be borne by me. I reserve the right to seek reimbursement from Corning for those expenses and do not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless stockholder approval is required under New York law.

     If you have any questions about how to vote your shares of Corning’s common stock, please call my proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll Free: 888-644-5854
Banks and Brokers Call Collect: 212-269-5550
Fax: 212-809-8839
Your Vote is Important
The Special Meeting is September 28, 2006 — Don’t Delay!
     Your vote is important. No matter how many or how few shares of common stock of Corning you own, please vote AGAINST the Merger by signing, dating and mailing the enclosed blue proxy card today in the provided envelope so that I will receive it prior to the special meeting. Do not return the proxy card sent to you by Corning’s management.
     If you have already returned Corning management’s proxy card before receiving my proxy statement, you have every right to change your vote by signing and returning the enclosed blue proxy card. Only your latest dated properly executed proxy will count at the special meeting. Please make certain that your most recent proxy is my blue proxy.
     If your shares of common stock are held for you by a bank or brokerage firm, your broker cannot vote your shares of common stock unless he or she receives your specific instructions. Please return your proxy in the envelope provided or call your bank or broker and instruct your representative to vote AGAINST the Merger on the blue proxy card.
     Your vote at the special meeting will determine the future direction of your company and your investment. Exercise your democratic right as an owner of Corning.
     If you have any questions about voting your shares of common stock or changing your vote, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854. If you are a registered stockholder, you may also fax both sides of your signed proxy card to D.F. King at 212-809-8839.
     Time is short. Please return your blue proxy card today!

Proxy Card for Special Meeting
of Stockholders of Corning Natural Gas Corporation
Scheduled for September 28, 2006
THIS PROXY IS SOLICITED BY THE RICHARD M. OSBORNE TRUST
The undersigned hereby appoints Richard M. Osborne or Thomas J. Smith, or either of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all shares of common stock of Corning Natural Gas Corporation that the undersigned is entitled to vote at the Special Meeting of Stockholders of Corning Natural Gas Corporation scheduled for September 28, 2006 at Corning’s principal executive offices located at 330 W. William Street, Corning, New York 14830, and at any adjournments or postponements of the meeting. This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted AGAINST Proposal 1 and Proposal 2. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Special Meeting.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE TRUST STRONGLY RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSALS:
1. Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 11, 2006, by and among C&T Enterprises, Inc. (“C&T”), C&T Acquisition, Inc. and Corning Natural Gas Corporation (“Corning”) pursuant to which Corning would become a wholly-owned subsidiary of C&T.
FOR ☐      AGAINST ☐      ABSTAIN ☐
2. To adjourn or postpone the Special Meeting on one or more occasions if a quorum is not present or if sufficient votes to approve the Merger Agreement are not received by the time schedule for the Special Meeting or any adjournment or postponement thereof.
FOR ☐      AGAINST ☐      ABSTAIN ☐
This proxy card revokes all proxies previously given by the undersigned.
Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.

Date , 2006

Signature

Signature if held jointly

Title, if applicable